UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2018

HERITAGE INSURANCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36462	45-5338504
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Heritage Insurance Holdings, Inc. 2600 McCormick Drive, Suite 300 Clearwater, Florida		33759
(Address of principal executive offices)		(Zip Code)

(727) 362-7202

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer

On February 2, 2018, Heritage Insurance Holdings, Inc. (the “Company”) announced that it has named Kirk Lusk as Chief Financial Officer of the Company. From January 31, 2018 (the “Start Date”) through April 28, 2018 (the “Transition Date”), Mr. Lusk and Steven Martindale, the current Chief Financial Officer of the Company, will serve as Co-Chief Financial Officers of the Company. Commencing on the Transition Date, Mr. Lusk will transition from Co-Chief Financial Officer of the Company to sole Chief Financial Officer of the Company. Since January 2013, Mr. Lusk, 56, has served as Chief Financial Officer of Narragansett Bay Insurance Company (“NBIC”), which was acquired by the Company on November 30, 2017 in connection with the previously disclosed acquisition of NBIC Holdings, Inc., the parent company of NBIC. Prior to that, Mr. Lusk served as International Chief Financial Officer of Aetna, Inc. from 2008 through 2012, Chief Financial Officer of Alea Group Holdings Bermuda Ltd. from 2005 through 2008 and Chief Financial Officer of GE ERC’s Global Casualty and GE Capital Auto Warranty Services from 1998 through 2004.

In connection with his appointment as Chief Financial Officer, Mr. Lusk and the Company entered into an agreement concerning his employment (the “Employment Agreement”), dated January 30, 2018.

Pursuant to the Employment Agreement, Mr. Lusk is entitled to (i) an annual base salary of $850,000, (ii) an incentive bonus under the Heritage Insurance Holdings, Inc. Omnibus Incentive Plan (the “Plan”) of up to $500,000 for each calendar year based on the Company’s consolidated combined ratio for the prior year, which incentive bonus is payable in quarterly installments subject to Mr. Lusk’s continued employment through each payment date, (iii) an annual discretionary cash bonus of up to $50,000, and (iv) for the first five years of employment, an annual restricted stock award of 15,000 shares of Company stock with vesting conditions to be set forth in the applicable award agreement. Additionally, under the terms of the Employment Agreement, the Company will reimburse Mr. Lusk for reasonable lodging expenses incurred for a period not to exceed six (6) months and an additional amount equal to any federal and state income taxes that may be imposed on such reimbursement.

In the event Mr. Lusk is terminated by the Company without “cause,” subject to a 180 day written notice requirement, Mr. Lusk is entitled to receive payment of his base salary for 180 days following the termination date. Upon a termination of employment for any reason, Mr. Lusk would be subject to a two-year post-employment non-solicitation restrictive covenant. Upon a termination of employment for any reason other than without cause, Mr. Lusk would be subject to a two-year post-employment non-competition restrictive covenant.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement itself, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

A copy of the press release announcing this appointment is filed as Exhibit 99.1 hereto.

Transition of Steven Martindale and Election to Board of Directors

On February 2, 2018, the Company also announced that Steven Martindale will depart from his position as Chief Financial Officer. In connection with his departure, the Company and Mr. Martindale entered into a separation agreement (the “Separation Agreement”), dated January 30, 2018, governing Mr. Martindale’s transition from his role as Chief Financial Officer. Pursuant to the Separation Agreement, from the Start Date through the Transition Date, Mr. Martindale will serve as Co-Chief Financial Officer with Mr. Lusk. On the Transition Date, Mr. Martindale will resign from his position as Co-Chief Financial Officer.

Under the Separation Agreement, Mr. Martindale has agreed to comply with certain confidentiality, non-solicitation and non-competition obligations and other restrictive covenants during the time he is performing services for or on behalf of the Company. The non-competition obligation extends for a one-year period following the Transition Date and the non-solicitation obligation extends for a two-year period following the Transition Date. In addition, Mr. Martindale has agreed to certain ongoing cooperation obligations and to provide certain releases and waivers as contained in the Separation Agreement. As consideration under the Separation Agreement, the Company has agreed to provide Mr. Martindale compensation and benefits as follows: (i) a lump sum payment of $100,000.00 and (ii) an additional lump sum payment of $15,500.00 for monthly lease payments related to Mr. Martindale’s current housing.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by the full text of the Separation Agreement, a copy of which is filed hereto as Exhibit 10.2, and which is incorporated herein by reference.

On January 30, 2018, Steven Martindale was elected to the Board of Directors, to serve until the 2018 annual meeting of stockholders.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Employment Agreement, dated January 30, 2018, by and between Heritage Insurance Holdings, Inc. and Kirk Lusk.

10.2	Separation Agreement, dated January 30, 2018, by and between Heritage Insurance Holdings, Inc. and Steven Martindale.

99.1	Press Release, dated February 2, 2018, announcing Kirk Lusk as Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE INSURANCE HOLDINGS, INC.

Date: February 2, 2018	By:	/s/ Bruce Lucas
Bruce Lucas
Chairman & Chief Executive Officer